Exhibit 99.1

Media Contact Steve Galpin, Jr. +1 908 298 7415	Schering-Plough 2000 Galloping Hill Road Kenilworth, NJ 07033 USA www.schering-plough.com

Investor Contacts Janet Barth Joseph Romanelli +1 908 298 7436
news release
SCHERING-PLOUGH REPORTS FINANCIAL RESULTS
FOR 2008 FOURTH QUARTER, FULL YEAR
Strength and Diversity Drive Solid Financial Performance;
Productivity Transformation Delivering Savings;
Industry-Leading Late-Stage Pipeline Advances
KENILWORTH, N.J., Feb. 3, 2009 — Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2008 fourth quarter and full year.
          “Schering-Plough delivered a very strong performance in 2008 — in the face of intensifying pressures on our industry,” said Fred Hassan, chairman and CEO. “We have delivered these results by executing on our core strategies while responding quickly and decisively to the fast-changing environment, including taking effective actions to reduce costs and improve productivity.
          “Despite the challenges facing our industry today,” continued Hassan, “we remain confident about one thing: that innovator companies — those that can discover and deliver valuable new medicines — should continue to do well. We have shown that we are one of those companies.”
          For the 2008 fourth quarter, Schering-Plough reported net income available to common shareholders of $442 million or 27 cents per common share on a GAAP basis. Earnings per common share for the 2008 fourth quarter would have been 39 cents on net income of $633 million on a reconciled basis, which excludes purchase accounting adjustments, special and acquisition-related items, and $22 million of income from the termination of a respiratory joint venture with Merck & Co., Inc. (Merck). For the 2007 fourth quarter, Schering-Plough reported a net loss available to common shareholders of $3.4 billion or $2.08 per common share on a GAAP basis and earnings of 27 cents per common share on a reconciled basis.
          GAAP net sales for the 2008 fourth quarter totaled $4.3 billion, up 17 percent as compared to the fourth quarter of 2007, reflecting an unfavorable impact from foreign exchange of 6 percent. Sales for the quarter benefited from the inclusion of net sales of products from Organon BioSciences N.V. (OBS), which was acquired on Nov. 19, 2007. Net sales of the global cholesterol joint venture, which include VYTORIN and ZETIA, totaled $1.1 billion in the 2008 fourth quarter and were down 26 percent, primarily due to lower sales in the U.S. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for the 2008 fourth quarter would have been $4.9 billion.
          Said Hassan on the company’s research pipeline: “We are rich in potential first-in-class and best-in-class compounds — and excited that the strength of our innovation is coming through. With 12 new entities in Phase III or pre-registration, we believe ours is an industry-leading late-stage pipeline.”
          In addition, many of Schering-Plough’s key prescription products are protected by long periods of expected exclusivity, with most protected well into the next decade. “At a time when many others in the industry are facing pipeline droughts and patent cliffs, we believe we’re in the sweet spot on product flow and expected exclusivity. This gives us a special edge.”
          The company has made major progress in building strength and diversity — across its businesses, geographic presence and product portfolio. Important assets include its leading Animal Health business and innovative Consumer Health Care unit. A key action was the acquisition of Organon BioSciences in November 2007 and its successful integration. The OBS acquisition added new treatment categories (women’s health and central nervous system), expanded the product pipeline with promising late-stage compounds, and made Schering-Plough the world’s largest animal health company. In the first half of 2008, the company had already achieved its full-year OBS accretion target.
          Several other important achievements were made over the past five full years (2004-08) since the current management team joined Schering-Plough:
•	More than doubling adjusted net sales, from $8.9 billion in 2004 to $20.8 billion in 2008;

•	Expanding and diversifying sales drivers, from only one product with sales above $1 billion in 2004 to five products with sales above $1 billion in 2008 (REMICADE, NASONEX and TEMODAR — as well as VYTORIN and ZETIA in the cholesterol joint venture);

•	Increasing reconciled earnings per share, from roughly breakeven in 2004 to $1.75 in 2008;

•	Strengthening the financial position, going from a negative free cash flow in 2004 to generating positive free cash flows in 2006, 2007 and 2008;

•	Building an impressive late-stage R&D product pipeline, going from only three new entities in Phase III in 2004 to having eight at year-end 2008, with four more in pre-registration, for a total of 12 in late-stage development.
          Thomas P. Koestler, Ph.D., executive vice president and president of Schering-Plough Research Institute, said, “Our scientists have made R&D innovation a hallmark of our pipeline. The productivity of our labs is evidenced by our rich late-stage pipeline, by the six projects designated ‘fast track’ by the FDA, and by our 75 new molecular entities in all phases of development. We will continue to pursue novel approaches so that patients and physicians can gain access to new therapies to treat and modify the pathways of serious diseases.”

           Schering-Plough at a November 2008 R&D Update meeting highlighted its rich and innovative pipeline, with 46 new entities in clinical trials or under regulatory review, including:
•	A thrombin receptor antagonist (TRA), in Phase III for atherothrombosis, which has been designated “fast track” by the U.S. Food and Drug Administration (FDA);

•	Golimumab, a subcutaneous treatment for certain inflammatory diseases, filed for once-monthly dosing for three arthritic indications in the EU;

•	SAPHRIS (asenapine), under U.S. review for the acute treatment of schizophrenia and bipolar disorder; its U.S. application received a “complete response” from FDA in January 2009 indicating no new studies would be required and including draft labeling for both indications;

•	Boceprevir, a protease inhibitor in Phase III for hepatitis C, which has also been designated “fast track” by the FDA and for which enrollment in Phase III registration trials has been completed; and

•	BRIDION (sugammadex), an innovative agent for use in anesthesiology, being launched in the EU and other countries, and under U.S. review.
          Responding decisively to business conditions, the company in April 2008 launched its Productivity Transformation Program (PTP), which is expected to realize savings of $1.5 billion by the end of 2012, with $1.25 billion in savings targeted to be accomplished by 2010. The $1.5 billion target includes the previously announced integration synergy targets from the OBS acquisition. The company is making steady progress toward achieving these savings targets and increasing operational efficiencies.
Fourth Quarter 2008 Results
For the 2008 fourth quarter, Schering-Plough reported net income available to common shareholders of $442 million or 27 cents per common share on a GAAP basis. Earnings per common share for the 2008 fourth quarter would have been 39 cents on net income of $633 million on a reconciled basis, which excludes purchase accounting adjustments, special and acquisition-related items and $22 million of income from the termination of a respiratory joint venture with Merck. For the 2007 fourth quarter, Schering-Plough reported a net loss available to common shareholders of $3.4 billion or $2.08 per common share on a GAAP basis and earnings of 27 cents per common share on a reconciled basis, which excludes acquisition-related items and an upfront R&D payment.
          GAAP net sales for the 2008 fourth quarter increased 17 percent to $4.3 billion, including $1.3 billion in sales of products from the OBS acquisition and an unfavorable impact from foreign exchange of 6 percent.
          Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled $1.1 billion, a decrease of 26 percent when compared to the fourth quarter of 2007. Schering-Plough does not record sales of its cholesterol joint venture with Merck as the venture is accounted for under the equity method. Including an adjustment of an assumed 50 percent of the global cholesterol joint venture net sales, Schering-Plough’s adjusted net sales for the 2008 fourth quarter would have been $4.9 billion.
          Overall, Schering-Plough shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Schering-Plough records its share of the income from operations in “Equity income,” which totaled $426 million in the 2008 fourth quarter, as compared to $566 million in the fourth quarter of 2007. Included in fourth quarter 2008 GAAP equity income is $22 million of income related to the termination of the respiratory joint venture. Schering-Plough noted that it incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by its overall cost structure. There is a separate co-marketing agreement with Bayer for ZETIA in Japan, where the product was launched in June 2007.
          Sales of Prescription Pharmaceuticals for the 2008 fourth quarter increased 17 percent to total $3.5 billion, including an unfavorable impact from foreign exchange of 6 percent. Included in the fourth quarter of 2008 are $823 million of net sales of products related to the OBS human health business compared to $409 million in the prior year period. Schering-Plough acquired OBS on Nov. 19, 2007.
          Sales of REMICADE increased 8 percent to $491 million in the fourth quarter of 2008 due to continued market growth and expanded penetration in certain indications partially offset by an unfavorable impact from foreign exchange. REMICADE is a treatment for inflammatory diseases that Schering-Plough markets in countries outside the U.S. (except in Japan and certain other Asian markets) for rheumatoid arthritis, early rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis, plaque psoriasis, Crohn’s disease, pediatric Crohn’s disease and ulcerative colitis.
          Sales of TEMODAR, a treatment for certain types of brain tumors, increased 4 percent to $242 million, with higher sales in most markets partially offset by the unfavorable impact of foreign exchange.
          Global sales of NASONEX, an inhaled nasal corticosteroid for allergies, rose 3 percent to $280 million versus the 2007 period, due to increased sales in the U.S. and international markets.
          Sales of PEGINTRON for hepatitis C decreased 6 percent to $225 million in the 2008 fourth quarter, primarily due to lower sales in the U.S.
          In women’s health care, sales for FOLLISTIM/PUREGON, a fertility treatment, for the fourth quarter of 2008 were $127 million. Sales of NUVARING, a contraceptive product, in the 2008 fourth quarter grew to $110 million. These women’s health products were obtained as part of the OBS acquisition.
          Global sales of CLARINEX, a nonsedating antihistamine, in the fourth quarter of 2008 were $160 million, a decrease of 8 percent as compared to the fourth quarter of 2007, primarily due to lower sales in the U.S.

          International sales of prescription CLARITIN were $99 million in the fourth quarter of 2008, a 6 percent increase compared to sales of $93 million in the fourth quarter of 2007 due primarily to higher sales in Japan.
          Animal Health sales totaled $674 million in the 2008 fourth quarter, a 33 percent increase (including an unfavorable impact from foreign exchange of 9 percent) as compared to $507 million in the fourth quarter of 2007. Animal Health sales included sales related to products from the acquired OBS animal health business of $436 million in the fourth quarter of 2008 and $217 million in the fourth quarter of 2007. Animal Health sales in the 2008 fourth quarter were unfavorably impacted by foreign exchange, the divestment of certain products related to the acquisition of OBS and by factors resulting from current credit conditions, including inventory reductions initiated by customers.
          Consumer Health Care sales were $219 million in the 2008 fourth quarter, down 14 percent versus the 2007 period. The decrease was mainly due to lower sales of OTC CLARITIN, which were unfavorably impacted by retail inventory reductions, private-label competition and the timing of shipments. Partially offsetting the sales decline were higher sales of OTC MIRALAX, launched in February 2007, which increased to $30 million.
          Schering-Plough does not record sales of its cholesterol joint venture and incurs substantial costs such as selling, general and administrative costs that are not reflected in “Equity income” and are borne by the overall cost structure of Schering-Plough. As a result, Schering-Plough’s gross margin and ratios of selling, general and administrative (SG&A) expenses and R&D expenses as a percentage of sales do not reflect the benefit of the impact of the cholesterol joint venture’s operating results.
          Schering-Plough’s gross margin on a GAAP basis was unfavorably affected by purchase accounting adjustments and totaled 64.9 percent for the 2008 fourth quarter as compared to 57.9 percent in the 2007 period. Excluding purchase accounting adjustments, the gross margin percentage increased to 68.9 percent for the fourth quarter of 2008 as compared to 66.7 percent for the fourth quarter of 2007, primarily due to a favorable impact from foreign exchange.
          SG&A expenses were $1.6 billion in the fourth quarter of 2008, essentially flat as compared to the fourth quarter of 2007.
          Research and development spending for the 2008 fourth quarter was $850 million consistent with the fourth quarter of 2007. Included in R&D spending in the fourth quarter of 2007 was $21 million related to an upfront payment made for a licensing transaction. R&D expenditures reflect spending for clinical trials and related activities, and investments to build greater depth and capacity to support Schering-Plough’s expanding global R&D pipeline.

Full-Year 2008 Results
Schering-Plough’s full-year 2008 financial results include results of operations for OBS. For the full-year 2008, Schering-Plough reported net income available to common shareholders of $1.6 billion or $1.01 per common share on a GAAP basis. Earnings per common share on a reconciled basis grew 28 percent to $1.75, excluding purchase accounting adjustments, special and acquisition-related items, a $160 million pre-tax gain from the divestitures of certain animal health products, $105 million of income from the termination of a respiratory joint venture with Merck, and other specified items. For the full-year 2007, Schering-Plough reported a net loss of $1.6 billion or $1.04 per common share on a GAAP basis, which included $3.8 billion of acquired in-process research and development charges related to the purchase accounting of the OBS acquisition. Excluding purchase accounting adjustments, special and acquisition-related items and other specified items, Schering-Plough’s full-year 2007 earnings per common share were $1.37.
          Schering-Plough reported full-year 2008 GAAP net sales of $18.5 billion, a 46 percent increase, compared to $12.7 billion in 2007, including a favorable impact of 3 percent from foreign exchange. The increase was primarily due to the acquisition of OBS on Nov. 19, 2007. Schering-Plough’s adjusted net sales for 2008 totaled $20.8 billion, an increase of $5.6 billion as compared to $15.2 billion on an adjusted basis in 2007. The company noted that for 2009 U.S. sales of VYTORIN and ZETIA are expected to be lower than in 2008 while international sales, excluding the impact of foreign exchange, should continue to grow.
          On a GAAP basis, Schering-Plough’s gross margin was 60.5 percent in 2008 as compared to 65.3 percent in 2007. Excluding purchase accounting adjustments, the gross margin percentage increased to 68.3 percent in 2008 as compared to 67.9 percent in 2007.
For the 2008 full year, selling, general and administrative expenses were $6.8 billion.
Research and development spending for 2008 totaled $3.5 billion.
Equity income in 2008 totaled $1.9 billion, a decrease of 9 percent compared to 2007.
Recent Developments
The company also offered the following summary of recent significant developments that have previously been announced, including:
•	Reported that vicriviroc, an investigational CCR5 receptor antagonist, demonstrated sustained viral suppression and increased CD4 cell counts and was well tolerated through up to four years of therapy in treatment-experienced HIV-infected patients. (Announced Oct. 26, 2008)

•	Reported on a study of golimumab, in development with Centocor Inc., showing sustained improvements in joint and skin symptoms of active psoriatic arthritis through six months with results sustained through one year. (Announced Oct. 27, 2008)

•	Reported results from two Phase III studies showing that patients with active moderate to severe rheumatoid arthritis receiving every four-week subcutaneous injections of golimumab experienced significant improvements in physical function, health-related quality of life and fatigue. (Announced Oct. 27, 2008)

•	Reported on a study in the November 2008 issue of Anesthesiology demonstrating that sugammadex, a novel selective relaxant binding agent, produced a significantly more rapid recovery from profound rocuronium-induced muscle relaxation than the conventional reversal agent neostigmine. (Announced Oct. 28, 2008)

•	Reported that a planned interim analysis of a Phase II study showed that boceprevir in combination with peginterferon and ribavirin markedly increased sustained virologic response (SVR) rates with 28 weeks of therapy and nearly doubled SVR with 48 weeks of therapy compared to current standard of care, peginterferon and ribavirin for 48 weeks. (Announced Nov. 1, 2008)

•	Reported top-line results of a long-term Phase III clinical study of SAPHRIS demonstrating efficacy and safety in preventing relapse of schizophrenia. (Announced Nov. 24, 2008)

•	Reported that preladenant, a novel and selective adenosine2a receptor antagonist, met the primary endpoint in a Phase II trial in patients suffering from moderate to severe Parkinson’s disease. (Announced Nov. 24, 2008)

•	Provided a clinical update on boceprevir and announced development of a highly potent next-generation oral hepatitis C protease inhibitor, in Phase II. (Announced Nov. 24, 2008)

•	Hosted an R&D Update meeting on the company’s research pipeline, highlighting a rich and innovative portfolio of compounds in development. (Announced Nov. 24, 2008)

•	U.S. National Institutes of Health reported on an article in the Journal of the American College of Cardiology, “Effect of Statins Alone Versus Statins Plus Ezetimibe On Carotid Atherosclerosis In Type 2 Diabetes: The SANDS Trial.” (Announced Dec. 3, 2008)

•	Reported that the Committee for Medicinal Products for Human Use of the European Medicines Agency (EMEA) had issued a positive opinion recommending approval of an intravenous formulation of TEMODAL. (Announced Dec. 8, 2008)

•	Announced U.S. approval of PEGINTRON and REBETOL combination therapy for use in previously untreated patients 3 years of age and older with chronic hepatitis C. (Announced Dec. 12, 2008)

•	Announced that the EMEA had validated (accepted for review) a Marketing Authorization Application for an experimental fertility treatment, corifollitropin alfa. (Announced Dec. 31, 2008)

•	The FDA announced completion of its review of clinical trial data from the ENHANCE trial involving VYTORIN. (Announced Jan. 8, 2009)

•	Santarus, Inc. announced that Schering-Plough HealthCare Products, Inc. had received a complete response letter from FDA for its application to sell ZEGERID in the U.S. OTC heartburn market. (Announced Jan. 13, 2009)

•	Reported that the FDA had issued a complete response letter for SAPHRIS sublingual tablets in the acute treatment of schizophrenia and in the acute treatment of manic or mixed episodes associated with bipolar I disorder in adults as monotherapy. (Announced Jan. 14, 2009)

•	Announced the introduction of new CLARITIN Liqui-Gels, the first and only non-drowsy allergy medicine in an easy-to-swallow liquid-filled capsule. (Announced Jan. 14, 2009)

•	Completed enrollment in registration studies for boceprevir in treatment-naïve and treatment-experienced hepatitis C patients. (Announced Jan. 27, 2009)

•	Announced that actress and model Brooke Shields will become the spokesperson for COPPERTONE NutraShield™ with Dual Defense™, the brand’s new beauty line. (Announced Jan. 27, 2009)
Fourth Quarter 2008 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 8 a.m. (EST) to review the 2008 fourth quarter and full-year results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003 and enter conference ID #78444197. A replay of the call will be available beginning later on Feb. 3 through 5 p.m. on Feb. 10. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #78444197. A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting on Feb. 3 through 5 p.m. on Feb. 24.
DISCLOSURE NOTICE: The information in this press release, the comments of Schering-Plough officers during the earnings teleconference/webcast on Feb. 3, 2009, beginning at 8 a.m. (EST), and other written reports and oral statements made from time to time by the company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and are based on current expectations or forecasts of future events. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other similar words and terms. In particular, forward-looking statements include statements relating to the company’s plans; its strategies; its progress under the Action Agenda and anticipated timing regarding future performance of the Action Agenda; business prospects; anticipated growth; timing and level of savings achieved from the Productivity Transformation Program, including the ongoing integration of OBS; prospective products or product approvals; trends in performance; anticipated timing of clinical trials and its impact on R&D spending;

anticipated exclusivity periods; actions to enhance clinical, R&D, manufacturing and post-marketing systems; and the potential of products and trending in therapeutic markets, including the cholesterol market. Actual results may vary materially from the company’s forward-looking statements, and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. Schering-Plough does not assume the obligation to update any forward-looking statement. A number of risks and uncertainties could cause results to differ materially from forward-looking statements, including, among other uncertainties, market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; market forces; economic factors such as interest rate and exchange rate fluctuations; the outcome of contingencies such as litigation and investigations including litigation and investigations relating to the ENHANCE clinical trial; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the regulatory process (including product approvals, labeling and post-marketing actions); scientific developments relating to marketed products or pipeline projects; and media and societal reaction to such developments. For further details of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A. “Risk Factors” in the third quarter 2008 10-Q, filed Oct. 29, 2008.
          Schering-Plough is an innovation-driven, science-centered global health care company. Through its own biopharmaceutical research and collaborations with partners, Schering-Plough creates therapies that help save and improve lives around the world. The company applies its research-and-development platform to human prescription, animal health and consumer health care products. Schering-Plough’s vision is to “Earn Trust, Every Day” with the doctors, patients, customers and other stakeholders served by its colleagues around the world. The company is based in Kenilworth, N.J., and its Web site is
www.schering-plough.com.
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SCHERING-PLOUGH CORPORATION
U.S. GAAP report for the Fourth quarter and Twelve months ended December 31 (unaudited):
(Amounts in millions, except per share figures)

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
Net sales 1/	$4,348	$3,724	$18,502	$12,690
Cost of sales 2/	1,525	1,566	7,307	4,405
Selling, general and administrative	1,615	1,634	6,823	5,468
Research and development 3/	850	855	3,529	2,926
Acquired in-process research and development 4/	—	3,754	—	3,754
Other expense/(income), net	146	(231)	335	(683)
Special and acquisition-related charges 5/	111	52	329	84
Equity income 6/	(426)	(566)	(1,870)	(2,049)

Income/(loss) before income taxes	527	(3,340)	2,049	(1,215)
Income tax expense/(benefit)	47	(14)	254	258

Net income/(loss)	$480	$(3,326)	$1,795	$(1,473)

Preferred stock dividends	38	38	150	118

Net income/(loss) available to common shareholders	$442	$(3,364)	$1,645	$(1,591)

Diluted earnings/(loss) per common share	$0.27	$(2.08)	$1.01	$(1.04)

Average shares outstanding — diluted	1,634	1,621	1,635	1,536
The company incurs substantial costs related to the cholesterol joint venture, such as selling, general and administrative costs, that are not reflected in the “Equity income” and are borne by the overall cost structure of Schering-Plough.

1/	Net sales for the three and twelve months ended December 31, 2008, include sales of Organon BioSciences (OBS) products of $1.3 billion and $5.4 billion, respectively. Net sales for the three and twelve months ended December 31, 2007 include sales of OBS products of $626 million subsequent to closing date of the acquisition on November 19, 2007.

2/	Cost of sales for the three and twelve months ended December 31, 2008 include purchase accounting adjustments of $174 million and $1.4 billion, respectively, related to the acquisition of OBS. Cost of sales for the three and twelve months ended December 31, 2007 includes purchase accounting adjustments of $326 million related to the acquisition of OBS.

3/	Research and development for the three and twelve months ended December 31, 2007 include $21 million and $197 million, respectively, related to upfront R&D payments.

4/	Acquired in-process research and development for the twelve months ended December 31, 2007 represents a charge of $3.8 billion in connection with the acquisition of OBS.

5/	Special and acquisition-related charges relate to the Productivity Transformation Program (PTP) which also incorporates the ongoing integration of OBS. For the three and twelve months ended December 31, 2008 these charges were $111 million ($97 million for severance costs and $14 million for integration-related costs) and $329 million ($275 million for severance costs and $54 million for integration-related costs), respectively. Special and acquisition-related charges for the three and twelve months ended December 31, 2007 were $52 million and $84 million, respectively.

6/	Equity income for the three and twelve months ended December 31, 2008 include $22 million and $105 million, respectively, of income related to the termination of a respiratory joint venture with Merck.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), Schering-Plough is providing the supplemental financial information below and on the following pages to reflect “As Reconciled” amounts related to Net income available to common shareholders and Diluted earnings per common share. “As Reconciled” amounts exclude the effects of purchase accounting adjustments, special and acquisition-related items and other specified items.
“As Reconciled” amounts related to Net income/(loss) available to common shareholders and Diluted earnings/(loss) per common share are non-U.S. GAAP measures used by management in evaluating the performance of Schering-Plough’s overall business. The effects of purchase accounting adjustments, special and acquisition-related items and other specified items have been excluded from Net income/(loss) available to common shareholders and Diluted earnings/(loss) per common share as management of Schering-Plough does not consider these items to be indicative of continuing operating results. Schering-Plough believes that these “As Reconciled” performance measures contribute to a more complete understanding by investors of the overall results of the company and enhances investor understanding of items that impact the comparability of results between fiscal periods. Net income/(loss) available to common shareholders and Diluted earnings/(loss) per common share, as reported, are required to be presented under U.S. GAAP.

	Three months ended December 31, 2008
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$4,348	$—	$—	$—	$4,348
Cost of sales	1,525	(174)	—	—	1,351
Selling, general and administrative	1,615	(1)	—	—	1,614
Research and development	850	(2)	—	—	848
Other expense/(income), net	146	—	—	—	146
Special and acquisition-related charges	111	—	(111)	—	—
Equity income	(426)	—	—	22	(404)

Income before income taxes	527	177	111	(22)	793
Income tax expense/(benefit)	47	(44)	(31)	—	122

Net income	$480	$133	$80	$(22)	$671

Preferred stock dividends	38	—	—	—	38

Net income available to common shareholders	$442	$133	$80	$(22)	$633

Diluted earnings per common share	$0.27				$0.39

Average shares outstanding-diluted	1,634				1,634

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net (Loss)/Income Available to Common Shareholders
and Reported Diluted (Loss)/Earnings Per Common Share to As Reconciled Amounts for Net (Loss)/Income
Available to Common Shareholders and Diluted (Loss)/Earnings per Common Share
(Amounts in Millions, except per share figures)

	Three months ended December 31, 2007
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$3,724	$—	$—	$—	$3,724
Cost of sales	1,566	(326)	—	—	1,240
Selling, general and administrative	1,634	—	—	—	1,634
Research and development	855	—	—	(21)	834
Acquired in-process research and development	3,754	(3,754)			—
Other expense/(income), net	(231)	—	255	—	24
Special and acquisition-related charges	52	—	(52)	—	—
Equity income	(566)	—	—	—	(566)

(Loss)/income before income taxes	(3,340)	4,080	(203)	21	558
Income tax (benefit)/expense	(14)	(89)	(2)	(1)	78

Net (loss)/income	$(3,326)	$3,991	$(205)	$20	$480

Preferred stock dividends	38	—	—	—	38

Net (loss)/income available to common shareholders	$(3,364)	$3,991	$(205)	$20	$442

Diluted (loss)/earnings per common share	$(2.08)				$0.27

Average shares outstanding-diluted	1,621				1,648

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net Income Available to Common Shareholders and Reported Diluted Earnings Per Common Share to As Reconciled Amounts for Net Income
Available to Common Shareholders and Diluted Earnings per Common Share
(Amounts in Millions, except per share figures)

	Twelve months ended December 31, 2008
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$18,502	$—	$—	$—	$18,502
Cost of sales	7,307	(1,437)	—	—	5,870
Selling, general and administrative	6,823	(4)	—	—	6,819
Research and development	3,529	(8)	—	—	3,521
Other expense/(income), net	335	—	—	177	512
Special and acquisition-related charges	329	—	(329)	—	—
Equity income	(1,870)	—	—	105	(1,765)

Income before income taxes	2,049	1,449	329	(282)	3,545
Income tax expense/(benefit)	254	(236)	(56)	16	530

Net income	$1,795	$1,213	$273	$(266)	$3,015

Preferred stock dividends	150	—	—	—	150

Net income available to common shareholders	$1,645	$1,213	$273	$(266)	$2,865

Diluted earnings per common share	$1.01				$1.75

Average shares outstanding-diluted	1,635				1,635

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Reconciliation from Reported Net (Loss)/Income Available to Common Shareholders
and Reported Diluted (Loss)/Earnings Per Common Share to As Reconciled Amounts for Net (Loss)/Income
Available to Common Shareholders and Diluted (Loss)/Earnings per Common Share
(Amounts in Millions, except per share figures)

	Twelve months ended December 31, 2007
	(unaudited)
			Special and
		Purchase	Acquisition-	Other	As
	As	Accounting	Related	Specified	Reconciled
	Reported	Adjustments	Items	Items	(1)

Net sales	$12,690	$—	$—	$—	$12,690
Cost of sales	4,405	(326)	—	—	4,079
Selling, general and administrative	5,468	—	—	—	5,468
Research and development	2,926	—	—	(197)	2,729
Acquired in-process research and development	3,754	(3,754)	—	—	—
Other expense/(income), net	(683)	—	537	—	(146)
Special and acquisition-related charges	84	—	(84)	—	—
Equity income	(2,049)	—	—	—	(2,049)

(Loss)/income before income taxes	(1,215)	4,080	(453)	197	2,609
Income tax expense/(benefit)	258	(89)	(2)	(1)	350

Net (loss)/income	$(1,473)	$3,991	$(455)	$196	$2,259

Preferred stock dividends	118	—	—	—	118

Net (loss)/income available to common shareholders	$(1,591)	$3,991	$(455)	$196	$2,141

Diluted (loss)/earnings per common share	$(1.04)				$1.37

Average shares outstanding-diluted	1,536				1,607

(1)	“As Reconciled” to exclude purchase accounting adjustments, special and acquisition-related items and other specified items.

SCHERING-PLOUGH CORPORATION
Summary of Detailed Schedule
(Amounts in Millions)
“As Reconciled” amounts related to Net income/(loss) available to common shareholders and Diluted earnings/(loss) per common share reflect the following adjustments:

	Fourth Quarter		Twelve Months
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Purchase accounting adjustments:
Amortization of intangibles in connection with the acquisition of Organon BioSciences (a)	$120	$65	$527	$65
Depreciation related to the fair value adjustment of fixed assets related to the acquisition of Organon BioSciences (b)	8	3	33	3
Charge related to the fair value adjustment to inventory related to the acquisition of Organon BioSciences (a)	49	258	889	258
Acquired IPR&D related to the Organon BioSciences acquisition (c)	—	3,754	—	3,754

Total purchase accounting adjustments, pre-tax	177	4,080	1,449	4,080
Income tax benefit	44	89	236	89

Total purchase accounting adjustments	$133	$3,991	$1,213	$3,991

Special and acquisition-related items:
Special and integration-related activities (e)	$111	$52	$329	$84
Acquisition-related gains on currency-related and interest-related items net (d)	—	(255)	—	(537)

Total special and acquisition-related items, pre-tax	111	(203)	329	(453)
Income tax benefit	31	2	56	2

Total special and acquisition-related items	$80	$(205)	$273	$(455)

Other specified items:
Gain on sale of previously announced divestiture of certain Animal Health products (d)	$—	$—	$(160)	$—
Income from respiratory JV termination (f)	(22)	—	(105)	—
Gain on sale of manufacturing plant (d)	—	—	(17)	—
Upfront R&D payments (c)	—	21	—	197

Total other specified items, pre-tax	(22)	21	(282)	197
Income tax benefit/(expense)	—	1	(16)	1

Total other specified items	$(22)	$20	$(266)	$196

Total purchase accounting adjustments, special and acquisition-related items and other specified items	$191	$3,806	$1,220	$3,732

(a)	Included in Cost of sales

(b)	Included in Cost of sales, Selling, general and administrative and Research and development

(c)	Included in Research and development

(d)	Included in Other expense/(income), net

(e)	Included in Special and acquisition-related charges

(f)	Included in Equity income

SCHERING-PLOUGH CORPORATION
Report for the period ended December 31 (unaudited):
GAAP Net Sales by Key Product

(Dollars in millions)	Fourth Quarter			Full Year
	2008	2007	%	2008	2007	%
PRESCRIPTION PHARMACEUTICALS a/	$3,455	$2,963	17%	$14,253	$10,173	40%
REMICADE	491	455	8%	2,118	1,648	28%
NASONEX	280	271	3%	1,155	1,092	6%
TEMODAR	242	234	4%	1,002	861	16%
PEGINTRON	225	239	(6%)	914	911	—
CLARINEX / AERIUS	160	174	(8%)	790	799	(1%)
FOLLISTIM / PUREGON c/	127	57	N/M	577	57	N/M
NUVARING c/	110	45	N/M	440	45	N/M
CLARITIN RX	99	93	6%	425	391	9%
AVELOX	102	115	(11%)	376	384	(2%)
INTEGRILIN	78	91	(14%)	314	332	(5%)
CAELYX	64	66	(2%)	297	257	16%
REBETOL	67	71	(5%)	260	277	(6%)
ZEMURON c/	51	25	N/M	253	25	N/M
REMERON c/	48	33	N/M	239	33	N/M
INTRON A	57	57	—	234	233	—
SUBUTEX / SUBOXONE	52	57	(9%)	230	220	5%
PROVENTIL / ALBUTEROL CFC	63	41	52%	190	207	(8%)
CERAZETTE c/	44	20	N/M	185	20	N/M
LIVIAL c/	40	24	N/M	183	24	N/M
ASMANEX	49	41	18%	180	162	11%
ELOCON	39	37	6%	176	156	13%
MERCILON c/	31	18	N/M	159	18	N/M
IMPLANON c/	32	15	N/M	151	15	N/M
NOXAFIL	38	29	33%	149	89	68%
MARVELON c/	33	20	N/M	147	20	N/M
FORADIL	27	25	8%	102	102	—
Other Pharmaceuticals	806	610	32%	3,007	1,795	68%

ANIMAL HEALTH b/	674	507	33%	2,973	1,251	138%

CONSUMER HEALTH CARE	219	254	(14%)	1,276	1,266	1%
OTC	130	161	(19%)	680	682	—
OTC CLARITIN	55	94	(42%)	405	462	(12%)
MiraLAX	30	18	66%	115	48	N/M
Other OTC	45	49	(8%)	160	172	(7%)
Foot Care	71	74	(4%)	357	345	3%
Sun Care	18	19	(6%)	239	239	—

CONSOLIDATED GAAP NET SALES	$4,348	$3,724	17%	$18,502	$12,690	46%

a/	Prescription Pharmaceuticals Net sales for the three and twelve months ended December 31, 2008 include net sales of $823 million and $3.5 billion, respectively, from the human health segment of Organon BioSciences (OBS). Prescription Pharmaceuticals Net sales for the three and twelve months ended December 31, 2007 include $409 million of OBS human health segment sales subsequent to the closing date of the acquisition on November 19, 2007.

b/	Animal Health Net sales for the three and twelve months ended December 31, 2008 include net sales of $436 million and $1.9 billion, respectively, from the animal health segment of OBS. Animal Health Net sales for the three and twelve months ended December 31, 2007 include $217 million of OBS animal health segment sales subsequent to the closing date of the acquisition on November 19, 2007.

c/	Products acquired in OBS acquisition on November 19, 2007.

N/M — Not a meaningful percentage.

Percentages based on unrounded figures.

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the Investor Relations Web site at http://ir.schering-plough.com.

SCHERING-PLOUGH CORPORATION
Reconciliation of Non-U.S. GAAP Financial Measures
Adjusted net sales, defined as Net sales plus an assumed 50 percent of global cholesterol joint venture net sales.

	Three months ended December 31,
	(unaudited)
(Dollars in millions)	2008	2007	%

Net sales, as reported a/	$4,348	$3,724	17%

50 percent of cholesterol joint venture net sales b/	531	722	(26%)

Adjusted net sales b/	$4,879	$4,446	10%

	Twelve months ended December 31,
	(unaudited)
(Dollars in millions)	2008	2007	%

Net sales, as reported a/	$18,502	$12,690	46%

50 percent of cholesterol joint venture net sales b/	2,250	2,559	(12%)

Adjusted net sales b/	$20,752	$15,249	36%

a/	Net sales for the three and twelve months ended December 31, 2008 include sales from Organon BioSciences (OBS). Net sales for the three and twelve months ended December 31, 2007 include sales from Organon BioSciences (OBS) subsequent to the closing date of the acquisition on November 19, 2007.

b/	Total Net sales of the cholesterol joint venture for the three months ended December 31, 2008 and 2007 were $1.1 billion and $1.4 billion, respectively. Total Net sales of the cholesterol joint venture for the twelve months ended December 31, 2008 and 2007 were $4.5 billion and $5.1 billion, respectively.

NOTE:	Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of Schering-Plough’s overall business. Schering-Plough believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. Schering-Plough provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture. Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of Schering-Plough’s “Equity income.” Net sales of the cholesterol joint venture do not include net sales of cholesterol products in non-joint venture territories.
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